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Ryan Hymel, EVP and Chief Financial Officer
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Playa Hotels & Resorts N.V. Reports Second Quarter 2019 Results

Fairfax, VA, August 6, 2019 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and six months ended June 30, 2019.

Three Months Ended June 30, 2019 Results

▪	Net Income was $1.0 million compared to $16.8 million in 2018

▪	Adjusted Net Income was $1.3 million compared to $13.4 million in 2018

▪	Net Package RevPAR increased 1.1% over 2018 to $205.55, driven by a 6.3% increase in Net Package ADR, and partially offset by a 400 basis points decrease in Occupancy

▪	Comparable Net Package RevPAR increased 3.6% over 2018 to $217.65, driven by a 6.4% increase in Net Package ADR, and partially offset by a 220 basis points decrease in Occupancy

▪	Owned Resort EBITDA decreased 1.1% over 2018 to $49.4 million

▪	Owned Resort EBITDA Margin decreased 3.3 percentage points over 2018 to 31.9%

▪	Adjusted EBITDA decreased 3.0% over 2018 to $40.1 million

▪	Adjusted EBITDA Margin decreased 3.3 percentage points over 2018 to 25.8%

Six Months Ended June 30, 2019 Results

▪	Net Income was $44.0 million compared to $38.6 million in 2018

▪	Adjusted Net Income was $48.1 million compared to $48.5 million in 2018

▪	Net Package RevPAR decreased 4.9% over 2018 to $225.37, driven by a 570 basis points decrease in Occupancy, and partially offset by a 1.8% increase in Net Package ADR

▪	Comparable Net Package RevPAR decreased 1.5% over 2018 to $240.97, driven by a 290 basis points decrease in Occupancy, and partially offset by a 1.9% increase in Net Package ADR

▪	Owned Resort EBITDA decreased 0.6% over 2018 to $131.8 million

▪	Owned Resort EBITDA Margin decreased 3.8 percentage points over 2018 to 38.4%

▪	Adjusted EBITDA decreased 0.9% over 2018 to $114.8 million

▪	Adjusted EBITDA Margin decreased 3.5 percentage points over 2018 to 33.3%

“The second quarter once again came in ahead of our internal expectations with Easter shifting in our favor, strong Group performance in Cabo, robust trends in Jamaica and tight expense control throughout the portfolio leading to better-than-expected flow through and margins, while we progressed on our strategic initiatives.
While financial performance was positive in the first half of 2019, the diligent cost management and overall strength we are experiencing in Jamaica cannot offset the negative press regarding the Dominican Republic, and corresponding short-term business disruption, leading us to prudently lower EBITDA expectations for the second half of 2019.
Despite the change in our guidance, we are still very optimistic about the future potential of the Dominican Republic, as bookings have already begun to recover and normalize, with the impact to the first half of 2020 expected to be significantly lower than the impact felt in 2019.”
– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following table sets forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and six months ended June 30, 2019 and 2018 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Occupancy	79.8%	83.8%	(4.0	)pts	79.9%	85.6%	(5.7	)pts
Net Package ADR	$257.66	$242.43	6.3%		$281.93	$276.86	1.8%
Net Package RevPAR	$205.55	$203.23	1.1%		$225.37	$237.08	(4.9)%
Total Net Revenue (1)	$155,454	$141,753	9.7%		$344,395	$314,905	9.4%
Owned Net Revenue (2)	$154,889	$141,707	9.3%		$342,894	$314,211	9.1%
Owned Resort EBITDA (3)	$49,394	$49,951	(1.1	) %	$131,751	$132,534	(0.6)%
Owned Resort EBITDA Margin	31.9%	35.2%	(3.3	)pts	38.4%	42.2%	(3.8	)pts
Other corporate - unallocated	$9,887	$8,689	13.8%		$18,393	$17,009	8.1%
Management Fee Revenue	$551	$55	901.8%		$1,485	$351	323.1%
Adjusted EBITDA (4)	$40,058	$41,317	(3.0	) %	$114,843	$115,876	(0.9)%
Adjusted EBITDA Margin	25.8%	29.1%	(3.3	)pts	33.3%	36.8%	(3.5	)pts
Comparable Portfolio (5)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Occupancy	81.0%	83.2%	(2.2	)pts	82.4%	85.3%	(2.9	)pts
Net Package ADR	$268.59	$252.54	6.4%		$292.33	$286.83	1.9%
Net Package RevPAR	$217.65	$210.10	3.6%		$240.97	$244.59	(1.5)%
Total Net Revenue (1)	$114,463	$109,545	4.5%		$248,487	$250,641	(0.9)%
Owned Net Revenue (2)	$113,898	$109,499	4.0%		$246,986	$249,948	(1.2)%
Owned Resort EBITDA (3)	$40,004	$37,674	6.2%		$100,100	$103,826	(3.6)%
Owned Resort EBITDA Margin	35.1%	34.4%	0.7	pts	40.5%	41.5%	(1.0	)pts
Other corporate - unallocated	$9,887	$8,689	13.8%		$18,393	$17,009	8.1%
Management Fee Revenue	$551	$55	901.8%		$1,485	$351	323.1%
Adjusted EBITDA (4)	$30,668	$29,041	5.6%		$83,192	$87,169	(4.6)%
Adjusted EBITDA Margin	26.8%	26.5%	0.3	pts	33.5%	34.8%	(1.3	)pts

(1)
Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in all of our jurisdictions, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.

(2)	Owned Net Revenue excludes Management Fee Revenue, Jamaica delayed opening accrual reversal and MICE (meetings, incentives, conventions and events) revenue.

(3)
A description of how we compute Owned Resort EBITDA and a reconciliation of net income to Owned Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(4)
A description of how we compute Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(5)
For the three and six months ended June 30, 2019 the comparable portfolio excludes the following non-comparable resorts: Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva & Zilara Cap Cana.

Balance Sheet

As of June 30, 2019, the Company held $104.5 million in cash and cash equivalents. Total interest-bearing debt was $991.5 million, comprised entirely of our term loan secured debt due 2024. Effective March 29, 2018, we entered into two interest rate swaps to fix LIBOR at 2.85% on $800.0 million of our variable rate Term Loan. As of June 30, 2019, there were no amounts outstanding on the Company’s $100.0 million Revolving Credit Facility.
We have spent $197.1 million on the development of our new 750-room Hyatt Ziva and Hyatt Zilara Cap Cana, inclusive of land costs. Adjusting for this construction-in-progress spending, our net leverage stood at 3.9x as of June 30, 2019.
For the remainder of 2019, we anticipate spending a total of approximately $95.0 million in capital expenditures, which breaks out as follows: approximately $30.0 million to complete the Hilton conversions, approximately $55.0 million to finish the construction of Hyatt Ziva and Zilara Cap Cana, and approximately $10.0 million in maintenance capital expenditures. All development and rebranding projects currently remain on-time and on-budget with anticipated openings in the fourth quarter of 2019.

On December 17, 2018, we announced that our Board of Directors authorized the repurchase of up to $100.0 million of Playa's outstanding ordinary shares as market conditions and the Company’s liquidity warrant. During the second quarter of 2019, we purchased 304,587 of our ordinary shares at an average price of $7.88 per share. From July 1, 2019 through August 1, 2019 we purchased an additional 360,929 of our ordinary shares at an average price of $7.51 per share. As of August 1, 2019, we have purchased a total of 910,936 shares and there was approximately $93.1 million remaining under our share repurchase authorization.

Guidance

Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company expects Adjusted EBITDA for the full year 2019 to be as follows:

	Low End	High End
Adjusted EBITDA	$155.0 million	$160.0 million

Our 2019 outlook is predicated on the following assumptions:

•	Comparable revenue growth: low single digit decline;

•
The change to our full year Adjusted EBITDA and comparable revenue growth forecast primarily reflects the change in our outlook for the Dominican Republic, inclusive of the impact felt in the second quarter;

•	Booking trends in the Dominican Republic remain consistent with the current pace of recovery;

•	$25 - $30 million of forgone EBITDA owing to the rebranding and renovations at the Hilton La Romana All-Inclusive Resorts and the Hilton Playa del Carmen All-Inclusive Resort;

•	$3 million in incremental electricity costs year-over-year;

•	$1 - $2 million in incremental property-level environmental taxes and minimum wage related increases;

•	A full year contribution from the Sagicor portfolio, which we acquired in June of 2018;

•	Potential future acquisitions, dispositions, or management agreement changes are explicitly excluded from our outlook.

The Company is unable to provide a reconciliation of our 2019 Adjusted EBITDA outlook to our anticipated 2019 U.S. GAAP net income as we are unable to reasonably estimate the impact of our income tax provision, which could be significantly impacted by several factors including future fluctuations in foreign currencies.

Earnings Call

The Company will host a conference call to discuss its second quarter results on Wednesday, August 7, 2019 at 11:00 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (833) 683-7154 for domestic participants and (409) 983-9744 for international participants. The conference ID number is 7379167. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Wednesday, August 7, 2019. This replay will run through Wednesday, August 14, 2019. The access number for a taped replay of the conference call is (855) 859-2056 or (404) 537-3406 using the same conference ID number. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 21 resorts (7,936 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Panama Jack Resorts Cancún, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Dunn’s River Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa, Jewel Runaway Bay Beach & Golf Resort and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort and the Hilton La Romana All-Inclusive Adult Resort. Playa also owns four resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana in the Dominican Republic.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 28, 2019, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in all of our jurisdictions. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” represents all other revenues earned from the operations of our resorts, other than Net Package Revenue, net of compulsory tips paid to employees in all of our jurisdictions. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue includes revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package. Revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated

rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.

“Management Fee Revenue” is derived from fees earned for managing hotels owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of revenue, and an incentive fee, which is computed as a percentage of profitability. Management Fee Revenue had a minor contribution to our operating results for the three months ended June 30, 2019 and 2018, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future as we enter into more management contracts.

“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue and Management Fee Revenue. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income.
The following table shows a reconciliation of Net Package Revenue, Net Non-package Revenue and Management Fee Revenue to total revenue for the three and six months ended June 30, 2019 and 2018 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Package Revenue
Comparable Net Package Revenue	$96,320	$92,940	$212,056	$215,201
Non-comparable Net Package Revenue	34,576	27,725	82,627	56,354
Net Package Revenue	130,896	120,665	294,683	271,555

Net Non-package Revenue
Comparable Net Non-package Revenue	17,592	16,550	34,946	35,089
Non-comparable Net Non-package Revenue	6,415	4,483	13,281	7,910
Net Non-package Revenue	24,007	21,033	48,227	42,999

Management Fee Revenue
Comparable Management Fee Revenue	551	55	1,485	351
Non-comparable Management Fee Revenue	—	—	—	—
Management Fee Revenue	551	55	1,485	351

Total Net Revenue:
Comparable Total Net Revenue	114,463	109,545	248,487	250,641
Non-comparable Total Net Revenue	40,991	32,208	95,908	64,264
Total Net Revenue	155,454	141,753	344,395	314,905
Compulsory tips	5,620	3,741	11,887	7,392
Cost reimbursements	2,949	78	3,537	122
Total revenue	$164,023	$145,572	$359,819	$322,419

EBITDA, Adjusted EBITDA, Owned Resort EBITDA, Owned Resort EBITDA Margin and Adjusted EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other income (expense)

•	Pre-opening expense

•	Transaction expenses

•	Severance expense

•	Other tax expense

•	Gain on property damage insurance proceeds

•	Share-based compensation

•	Loss on extinguishment of debt

•
Other items which may include, but are not limited to the following: management contract termination fees; gains or losses from legal settlements; repairs from hurricanes and tropical storms; impairment losses and Jamaica delayed opening accrual reversals.

We include the non-service cost components of net periodic pension (cost) benefit recorded within other income (expense) in the Condensed Consolidated Statements of Operations in calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
Adjusted Net Income
“Adjusted Net Income” represents net income attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.
Non-U.S. GAAP Measures
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results, by removing from net income the impact of items that do not reflect our normalized operations.
Any of our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented. A reconciliation of net income as computed under U.S. GAAP to Adjusted Net Income is presented below.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate comparable Adjusted EBITDA, comparable Total Net Revenue, comparable Net Package Revenue and comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.

Our comparable resorts for the three and six months ended June 30, 2019 exclude the following: Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which are currently under renovations, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa and Jewel Grande Montego Bay Resort & Spa, which were acquired on June 1, 2018, and Hyatt Ziva & Zilara Cap Cana, a ground-up development projected to open during the fourth quarter of 2019.

A reconciliation of net income as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of comparable Net Package Revenue, comparable Net Non-package Revenue, comparable Management Fee Revenue and comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$1,040	$16,821	$44,028	$38,638
Interest expense	10,666	5,632	24,860	27,514
Income tax (benefit) provision	(1,008)	(3,356)	(11,555)	6,227
Depreciation and amortization	25,908	15,882	48,219	31,571
EBITDA	36,606	34,979	105,552	103,950
Other (income) expense (a)	(364)	(378)	238	1,446
Share-based compensation	2,014	2,104	4,762	3,890
Pre-opening expenses	202	—	291	—
Transaction expense (b)	1,273	3,887	3,240	6,231
Severance expense (c)	133	—	133	—
Other tax expense (d)	443	427	802	858
Jamaica delayed opening accrual reversal (e)	—	—	—	(342)
Non-service cost components of net periodic pension (cost) benefit (f)	(249)	298	(175)	(157)
Adjusted EBITDA	40,058	41,317	114,843	115,876
Other corporate - unallocated	9,887	8,689	18,393	17,009
Management fee income	(551)	(55)	(1,485)	(351)
Owned Resort EBITDA	49,394	49,951	131,751	132,534
Less: Non-comparable Owned Resort EBITDA(g)	9,390	12,277	31,651	28,708
Comparable Owned Resort EBITDA	$40,004	$37,674	$100,100	$103,826

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.

(b)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including our business combination with Sagicor in 2018; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(c)	Represents expenses incurred for employee terminations during the Hilton renovations.

(d)
Relates primarily to a Dominican Republic asset/revenue tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax provision we eliminate from our calculation of EBITDA.

(e)
Represents a reversal on an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed opening of Hyatt Ziva and Hyatt Zilara Rose Hall. This reversal concluded in the first quarter of 2018.

(f)
Represents the non-service cost components of net periodic pension (cost) benefit recorded within other income (expense) in the Condensed Consolidated Statements of Operations. Previously, these expenses were presented within direct expense. We include these (costs) benefits for the purposes of calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.

(g)
Owned Resort EBITDA for Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva & Zilara Cap Cana.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$1,040	$16,821	$44,028	$38,638
Reconciling items
Transaction expense (a)	1,273	3,887	3,240	6,231
Change in fair value of interest rate swaps (b)	—	(7,273)	2,001	3,687
Amortization of interest rate swaps (c)	(902)	—	(902)	—
Total reconciling items before tax	371	(3,386)	4,339	9,918
Income tax provision for reconciling items	(140)	(58)	(225)	(58)
Total reconciling items after tax	231	(3,444)	4,114	9,860
Adjusted net income	$1,271	$13,377	$48,142	$48,498
The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted net income	$1,271	$13,377	$48,142	$48,498

Earnings per share - Diluted	$0.01	$0.14	$0.34	$0.34
Total reconciling items impact per diluted share	—	(0.03)	0.03	0.09
Adjusted earnings per share - Diluted	$0.01	$0.11	$0.37	$0.43

(a)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including our business combination with Sagicor in 2018; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(b)
Represents the change in fair value, excluding interest paid and accrued, of our interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations prior to our adoption of hedge accounting on March 20, 2019.

(c)
Represents the non-cash amortization of the change in fair value of our interest rate swaps recorded in interest expense prior to our adoption of hedge accounting on March 20, 2019, which results in the reclassification from interest expense in our Condensed Consolidated Statements of Operations to other comprehensive (loss) income in our Condensed Consolidated Statements of Comprehensive (Loss) Income.

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of June 30,	As of December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$104,510	$116,353
Trade and other receivables, net	60,722	64,770
Accounts receivable from related parties	4,926	6,430
Inventories	15,625	15,390
Prepayments and other assets	38,824	32,617
Property and equipment, net	1,857,996	1,808,412
Goodwill	80,044	83,656
Other intangible assets	7,067	6,103
Deferred tax assets	15,967	1,427
Total assets	$2,185,681	$2,135,158
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$159,662	$159,600
Payables to related parties	8,699	4,320
Income tax payable	915	1,899
Debt	985,018	989,387
Derivative financial instruments	34,240	12,476
Other liabilities	30,636	21,602
Deferred tax liabilities	102,620	106,033
Total liabilities	$1,321,790	$1,295,317
Commitments and contingencies (see Note 8)
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 130,885,269 shares issued and 130,327,895 shares outstanding as of June 30, 2019, and 130,494,734 shares issued and 130,440,126 shares outstanding as of December 31, 2018)	14,205	14,161
Treasury shares (at cost, 557,374 as of June 30, 2019 and 54,608 shares as of December 31, 2018)	(4,316)	(394)
Paid-in capital	997,015	992,297
Accumulated other comprehensive loss	(24,476)	(3,658)
Accumulated deficit	(118,537)	(162,565)
Total shareholders' equity	863,891	839,841
Total liabilities and shareholders' equity	$2,185,681	$2,135,158

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Package	$136,095	$124,286	$305,887	$278,994
Non-package	24,428	21,153	48,910	42,952
Management fees	551	55	1,485	351
Cost reimbursements	2,949	78	3,537	122
Total revenue	164,023	145,572	359,819	322,419
Direct and selling, general and administrative expenses:
Direct	92,582	78,113	186,325	159,169
Selling, general and administrative	32,048	32,780	63,876	59,253
Pre-opening	202	—	291	—
Depreciation and amortization	25,908	15,882	48,219	31,571
Reimbursed costs	2,949	78	3,537	122
Gain on insurance proceeds	—	—	—	(1,521)
Direct and selling, general and administrative expenses	153,689	126,853	302,248	248,594
Operating income	10,334	18,719	57,571	73,825
Interest expense	(10,666)	(5,632)	(24,860)	(27,514)
Other income (expense)	364	378	(238)	(1,446)
Net income before tax	32	13,465	32,473	44,865
Income tax benefit (provision)	1,008	3,356	11,555	(6,227)
Net income	$1,040	$16,821	$44,028	$38,638
Earnings per share - Basic	$0.01	$0.14	$0.34	$0.34
Earnings per share - Diluted	$0.01	$0.14	$0.34	$0.34
Weighted average number of shares outstanding during the period - Basic	130,421,695	116,987,887	130,480,549	113,685,219
Weighted average number of shares outstanding during the period - Diluted	130,815,177	117,325,223	130,789,467	113,981,763

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of June 30, 2019
($ in millions)

	Maturity			Applicable Rate	LTM Interest (4)
Debt	Date	# of Years	Balance
Revolving credit facility (1)	Apr-22	2.8	$—	0.5%	0.5
Term loan (2)	Apr-24	4.8	991.5	5.5%	55.7
Total debt			$991.5	5.5%	56.2
Less: cash and cash equivalents (3)			104.5
Net debt (face)			$887.0
Less: Cap Cana spending to date			197.1
Adjusted net debt			$689.9

(1)
As of June 30, 2019, the total borrowing capacity under our revolving credit facility was $100.0 million. The interest rate on outstanding balances of our revolving credit facility is L+300 bps with no LIBOR floor. As of June 30, 2019, the commitment fee on undrawn balances of our revolving credit facility is 0.5%.

(2)
The interest rate on our term loan is L+275 bps with a LIBOR floor of 1%. The interest rate was 5.15% as of June 30, 2019, which includes the LIBOR rate that was locked in on June 28, 2019 for the 1-month period of June 28, 2019 to July 30, 2019. Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate.

(3)	Based on cash balances on hand as of June 30, 2019.

(4)
Represents last twelve months interest expense and commitment fee. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps before we elected hedge accounting is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended June 30, 2019 and 2018

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned EBITDA Margin
Total Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,722	84.4%	86.2%	(1.8	)pts	$256.75	$263.11	(2.4)%	$216.78	$226.91	(4.5)%	$59,772	$63,667	(6.1)%	$21,151	$25,726	(17.8)%	35.4%	40.4%	(5.0	)pts
Pacific Coast	926	76.6%	76.6%	—		$295.48	$258.38	14.4%	$226.37	$197.98	14.3%	22,087	19,815	11.5%	8,569	6,550	30.8%	38.8%	33.1%	5.7	pts
Dominican Republic	1,890	72.6%	85.4%	(12.8	)pts	$182.37	$175.98	3.6%	$132.34	$150.31	(12.0)%	22,566	31,495	(28.4)%	5,043	9,586	(47.4)%	22.3%	30.4%	(8.1	)pts
Jamaica	1,946	80.6%	81.1%	(0.5	)pts	$294.39	$299.40	(1.7)%	$237.30	$242.68	(2.2)%	50,464	26,730	88.8%	14,631	8,089	80.9%	29.0%	30.3%	(1.3	)pts
Total Portfolio	7,484	79.8%	83.8%	(4.0	)pts	$257.66	$242.43	6.3%	$205.55	$203.23	1.1%	$154,889	$141,707	9.3%	$49,394	$49,951	(1.1)%	31.9%	35.2%	(3.3	)pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned EBITDA Margin
Comparable Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,198	84.7%	87.1%	(2.4	)pts	$259.07	$258.31	0.3%	$219.39	$224.93	(2.5)%	$50,648	$51,312	(1.3)%	$18,458	$19,772	(6.6)%	36.4%	38.5%	(2.1	)pts
Pacific Coast	926	76.6%	76.6%	—		$295.48	$258.38	14.4%	$226.37	$197.98	14.3%	22,087	19,815	11.5%	8,569	6,550	30.8%	38.8%	33.1%	5.7	pts
Dominican Republic	1,120	79.7%	85.8%	(6.1	)pts	$186.98	$181.54	3.0%	$149.03	$155.69	(4.3)%	18,924	19,578	(3.3)%	5,751	6,049	(4.9)%	30.4%	30.9%	(0.5	)pts
Jamaica	620	77.1%	74.6%	2.5	pts	$418.05	$367.11	13.9%	$322.43	$274.02	17.7%	22,239	18,794	18.3%	7,226	5,303	36.3%	32.5%	28.2%	4.3	pts
Total Comparable Portfolio	4,864	81.0%	83.2%	(2.2	)pts	$268.59	$252.54	6.4%	$217.65	$210.10	3.6%	$113,898	$109,499	4.0%	$40,004	$37,674	6.2%	35.1%	34.4%	0.7	pts
Highlights

Yucatán Peninsula

▪	Comparable Net Package RevPAR decreased 2.5% over the same period in the prior year, driven by decrease in Occupancy of 240 basis points and partially offset by an increase in Net Package ADR of 0.3%.

▪	Comparable Owned Resort EBITDA decreased $1.3 million or 6.6% over the prior year.

▪
Excluding Panama Jack Cancún and Hyatt Ziva Cancún, Comparable Owned Resort EBITDA at all other properties decreased $1.9 million compared to the three months ended June 30, 2018. These decreases were partially offset by the performance of Panama Jack Cancún and Hyatt Ziva Cancún, which accounted for a $0.6 million increase. All properties within this segment have also been affected by increased energy costs year over year which contributed to a $0.5 million decrease in Comparable Owned Resort EBITDA compared to the three months ended June 30, 2018.

Pacific Coast

▪	Comparable Net Package RevPAR increased 14.3% over the same period in the prior year, driven by an increase in Net Package ADR of 14.4%.

▪	Comparable Owned Resort EBITDA increased $2.0 million or 30.8% over the prior year.

▪	This increase was due to increased Comparable Owned Net Revenue, as well as continued focus on controlling operating expenses by both properties within this segment.

Dominican Republic

▪	Comparable Net Package RevPAR decreased 4.3% over the same period in prior year, driven by a decrease in Occupancy of 610 basis points and partially offset by an increase in Net Package ADR of 3.0%.

▪	Comparable Owned Resort EBITDA decreased $0.3 million, or 4.9%, over the prior year.

▪	This decrease was a direct impact of the decrease in Comparable Net Package RevPAR discussed above.

Jamaica

▪	Comparable Net Package RevPAR increased 17.7% over the same period in prior year, driven by an increase in Net Package ADR of 13.9% and an increase in Occupancy of 250 basis points.

▪	Comparable Owned Resort EBITDA increased $1.9 million, or 36.3%, over the prior year.

▪
This increase was due to the performance of Hyatt Ziva and Zilara Rose Hall which accounted for the full $1.9 million increase compared to three months ended June 30, 2018. This property continues to show positive results after the completion of renovations in 2017 combined with improvements in cost control and expansion of direct sales channels.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Six Months Ended June 30, 2019 and 2018

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned EBITDA Margin
Total Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,722	84.8%	88.3%	(3.5	)pts	$279.62	$293.70	(4.8)%	$236.98	$259.25	(8.6)%	$129,985	$142,938	(9.1)%	$53,310	$65,330	(18.4)%	41.0%	45.7%	(4.7	)pts
Pacific Coast	926	76.2%	78.9%	(2.7	)pts	$321.38	$308.32	4.2%	$244.91	$243.16	0.7%	47,657	48,870	(2.5)%	20,956	20,458	2.4%	44.0%	41.9%	2.1	pts
Dominican Republic	1,890	72.2%	87.4%	(15.2	)pts	$210.59	$205.72	2.4%	$152.10	$179.79	(15.4)%	55,641	71,913	(22.6)%	18,506	28,013	(33.9)%	33.3%	39.0%	(5.7	)pts
Jamaica	1,946	81.9%	80.5%	1.4	pts	$322.63	$357.92	(9.9)%	$264.10	$288.14	(8.3)%	109,611	50,490	117.1%	38,979	18,733	108.1%	35.6%	37.1%	(1.5	)pts
Total Portfolio	7,484	79.9%	85.6%	(5.7	)pts	$281.93	$276.86	1.8%	$225.37	$237.08	(4.9)%	$342,894	$314,211	9.1%	$131,751	$132,534	(0.6)%	38.4%	42.2%	(3.8	)pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned EBITDA Margin
Comparable Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,198	85.5%	88.9%	(3.4	)pts	$279.82	$287.92	(2.8)%	$239.15	$256.10	(6.6)%	$108,152	$114,746	(5.7)%	$44,272	$50,129	(11.7)%	40.9%	43.7%	(2.8	)pts
Pacific Coast	926	76.2%	78.9%	(2.7	)pts	$321.38	$308.32	4.2%	$244.91	$243.16	0.7%	47,657	48,870	(2.5)%	20,956	20,458	2.4%	44.0%	41.9%	2.1	pts
Dominican Republic	1,120	84.5%	87.9%	(3.4	)pts	$213.01	$207.46	2.7%	$179.89	$182.34	(1.3)%	43,516	43,778	(0.6)%	15,976	17,292	(7.6)%	36.7%	39.5%	(2.8	)pts
Jamaica	620	77.3%	77.1%	0.2	pts	$455.08	$413.02	10.2%	$351.83	$318.44	10.5%	47,661	42,554	12.0%	18,896	15,947	18.5%	39.6%	37.5%	2.1	pts
Total Comparable Portfolio	4,864	82.4%	85.3%	(2.9	)pts	$292.33	$286.83	1.9%	$240.97	$244.59	(1.5)%	$246,986	$249,948	(1.2)%	$100,100	$103,826	(3.6)%	40.5%	41.5%	(1.0	)pts
Highlights

Yucatán Peninsula

▪	Comparable Net Package RevPAR decreased 6.6% over the same period in prior year, driven by a decrease in Net Package ADR of 2.8% and a decrease in Occupancy of 340 basis points.

▪	Comparable Owned Resort EBITDA decreased $5.9 million or 11.7% over the prior year.

▪
Excluding Panama Jack Cancún, Comparable Owned Resort EBITDA at all other properties decreased $6.4 million compared to the six months ended June 30, 2018. This decrease was offset by the performance of Panama Jack Cancún, which accounted for a $0.5 million increase in Comparable Owned Resort EBITDA compared to the six months ended June 30, 2018. All properties within this segment have also been affected by increased insurance premiums and energy costs year over year which contributed to a $1.3 million decrease in Comparable Owned Resort EBITDA compared to the six months ended June 30, 2018.

Pacific Coast

▪	Comparable Net Package RevPAR increased 0.7% over the same period in prior year, driven by an increase in Net Package ADR of 4.2% and partially offset by a decrease in Occupancy of 270 basis points.

▪	Comparable Owned Resort EBITDA increased $0.5 million or 2.4% over the prior year.

▪
This increase was due to the performance of Hyatt Ziva Puerto Vallarta, which increased Comparable Owned Resort EBITDA by $1.2 million compared to the six months ended June 30, 2018. These results were offset by Hyatt Ziva Los Cabos, which had a decrease in Comparable Owned Resort EBITDA of $0.7 million compared to the six months ended June 30, 2018. Group business, which generates higher rates and additional non-package revenue, was significantly lower in in the first quarter year over year but has been partially offset on a year to date basis by significant improvement in group business during the second quarter of 2019. All properties within this segment have been affected by increased insurance premiums and energy costs year over year which contributed to a $0.6 million decrease in Comparable Owned Resort EBITDA compared to the six months ended June 30, 2018.

Dominican Republic

▪	Comparable Net Package RevPAR decreased 1.3% over the same period in prior year, driven by a decrease in Occupancy of 340 basis points and partially offset by an increase in Net Package ADR of 2.7%.

▪	Comparable Owned Resort EBITDA decreased $1.3 million, or 7.6%, over the prior year.

▪
This decrease was due to the performance of all properties in this segment, driven primarily by Dreams Punta Cana due to a non-recurring prior year gain from business interruption insurance proceeds of $1.5 million received during the six months ended June 30, 2018.

Jamaica

▪	Comparable Net Package RevPAR increased 10.5% over the same period in prior year, driven by an increase in Net Package ADR of 10.2% and an increase in Occupancy of 20 basis points.

▪	Comparable Owned Resort EBITDA increased $2.9 million, or 18.5%, over the prior year.

▪
This increase was due to the performance of Hyatt Ziva and Zilara Rose Hall, which accounted for the full $2.9 million increase in Comparable Owned Resort EBITDA compared to the six months ended June 30, 2018. This property continues to show positive growth after the completion of renovations in 2017.

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